EXHIBIT 10.2

INDEPENDENT DIRECTOR AGREEMENT

THIS INDEPENDENT DIRECTOR AGREEMENT (this “Agreement”) is made effective as of July 1, 2021 by and between Terra Tech Corp. (the “Company”), and Eric Baum (“Director”).

WHEREAS, the Company seeks to attract and retain as directors, capable and qualified persons to serve on the Company’s board of directors (the “Board”); and

WHEREAS, the Company has requested and received from Director certain information regarding Director’s qualifications and fitness to serve on the Board and has considered and relied upon the accuracy of such information in offering Director the opportunity to serve on the Board; and

WHEREAS, the Company believes that Director possesses the necessary qualifications and abilities to serve as a Director of the Company and to perform the functions and meet the Company’s needs related to its Board.

NOW, THEREFORE, the parties agree as follows:

1. Service to the Board. Director will serve for a period of one year (the “term’) as a director of the Company in accordance with the bylaws of the Company and perform all duties as a director of the Company, including without limitation (1) attending meetings of the Board, (2) serving on such committees of the Board (each a “Committee”) to which Director has been appointed, (3) attending meetings of each Committee of which Director is a member, (4) performing Director’s duties on behalf of the Company in good faith and in a manner that is not opposed to the best interests of the Company and (5) devoting adequate time on a monthly basis to assist the Company executive management with strategic planning, management control systems, financial reporting and budgeting and other areas of organizational development and operating performance improvement.

2. Term. The term of this Agreement shall commence as of the date of Director’s appointment by the Board of Directors of the Company and shall continue until the Director’s removal or resignation.

3. Compensation and Expenses.

(a) Director Compensation. In recognition of the services provided by and to be provided by Director, the Company agrees to issue to Director an Option Agreement to purchase 500,000 shares of the Company’s common stock at the closing price on the date of this Agreement, which vest in twelve (12) equal installments, with the first installment vesting on August 1, 2021, and the remaining installments vesting on the first day of each month thereafter, and to pay Director cash compensation of $5,000 per month, payable on the first of each month beginning August 1, 2021 (such cash payment and stock option, the “Compensation”). The Board reserves the right to change the Compensation from time to time, to take into consideration the responsibilities associated with different committees in setting Compensation levels and to grant additional restricted shares periodically, which may vary from the terms described in this section.

(b) Expenses. The Company will reimburse Director for all reasonable, out-of-pocket expenses, including airfare for board meetings, approved by the Company in advance, incurred in connection with the performance of Director’s duties under this Agreement (“Expenses”), upon submission of receipts and a written request for payment. Such statement shall be accompanied by sufficient documentary matter to support the expenditures. The Company may withhold from any payment any amount of withholding required by law.

1

(c) Future Compensation and Benefits. The Board, with the compensation committee, reserves the right to determine the compensation for services provided under this Agreement. The Board may from time to time authorize additional compensation and benefits for Director, including stock options and restricted stock.

The Company has provided the Director with a summary of provisions of its corporate by-laws and governing documents dealing with indemnification of directors.

4. Indemnification. As additional consideration for Director’s agreement to perform the duties outlined herein, Director shall be indemnified and held harmless by the Company for any and all claims, costs or expenses including legal fees and advancement of expenses, except in the case of willful, reckless or grossly negligent misconduct, for any activity in any suit brought against him or the Company for actions undertaken by Director on behalf of the Company to the maximum extent provided by law, regardless of whether such indemnification is specifically authorized by statute, the Company’s Articles of Incorporation or Bylaws or any other agreement.

5. Confidentiality. The Company and Director each acknowledge that, in order for the intents and purposes of this Agreement to be accomplished, Director shall necessarily be obtaining access to certain confidential information concerning the Company and its affairs, including, but not limited to business methods, information systems, financial data and strategic plans which are unique assets of the Company (“Confidential Information”). Director covenants not to, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity any Confidential Information.

6. Termination. With or without cause, the Company and Director may each terminate this Agreement at any time upon ninety (90) days written notice, and the Company shall be obligated to pay to Director the compensation and expenses due up to the date of the termination. Nothing contained herein or omitted herefrom shall prevent the shareholder(s) of the Company from removing Director with immediate effect at any time for any reason.

7. Amendments and Waiver. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both parties. No waiver of any provision of this Agreement on a particular occasion will be deemed or will constitute a waiver of that provision on a subsequent occasion or a waiver of any other provision of this Agreement.

8. Binding Effect. This Agreement will be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

9. Severability. The provisions of this Agreement are severable, and any provision of this Agreement that is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable in any respect will not affect the validity or enforceability of any other provision of this Agreement.

10. Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Nevada applicable to contracts made and to be performed in that state without giving effect to the principles of conflicts of laws.

11. Notice. Any and all notices referred to herein shall be sufficient if furnished in writing at the addresses specified on the signature page hereto or, if to the Company, to the Company’s address as specified in filings made by the Company with the U.S. Securities and Exchange Commission.

2

12. Assignment. The rights and benefits of the Company under this Agreement shall be transferable, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns. The duties and obligations of Director under this Agreement are personal and therefore Director may not assign any right or duty under this Agreement without the prior written consent of the Company.

13. Entire Agreement. Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter.

14. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

[Signature Page Follows]

3

IN WITNESS WHEREOF, the parties hereto have caused this Independent Director Agreement to be duly executed and signed as of the day and year first above written.

TERRA TECH CORP.

By:	/s/ Francis Knuettel II
Name:	Francis Knuettel II
Title:	CEO/President

DIRECTOR

/s/ Eric Baum
Name:	Eric Baum

Address:

4